Exhibit 99.1
2005-18
Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344
COOPER CAMERON THIRD QUARTER EARNINGS TOTAL $0.86 PER SHARE
•	Diluted earnings per share total $0.86 vs. $0.55 a year ago

•	Revenues, backlog, earnings per share all reach record levels
HOUSTON (October 27, 2005) — Cooper Cameron Corporation (NYSE: CAM) reported net income of $49.2 million, or $0.86 per diluted share, for the quarter ended September 30, 2005, up 56 percent compared with net income of $29.5 million, or $0.55 per diluted share, for the third quarter of 2004.
Revenues increase by 18 percent for the quarter, by 15 percent year-to-date; hurricane impact minimal
     Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson said that the significant increase in Cooper Cameron’s consolidated revenues for the quarter and for the year to date reflect the continuing solid pace of market activity in all of the Company’s businesses. “Our revenues for both the third quarter and year-to-date 2005—$636.6 million and $1.78 billion, respectively—represent new records for the Company,” he noted. Erikson also said that hurricane activity during the quarter had a limited impact on the Company’s consolidated operating and financial performance. “While certain of our facilities in Louisiana and East Texas experienced disruptions related to hurricanes Katrina and Rita, there was no significant structural damage or extended loss of productivity at those locations. The overall financial impact on Cooper Cameron’s results was relatively minor, and was more than offset by strong performance from the rest of the Company’s operations.”
Orders increase 94 percent for the quarter, 95 percent year-to-date; backlog at new high
     Orders received during the third quarter of 2005 totaled $888.8 million, up more than 94 percent from the $457.7 million of a year ago. Erikson noted that the Company’s total orders for the first nine months of the year, at $2.68 billion, are nearly double 2004’s $1.37 billion for the same period. “The combination of strong order flow across essentially all product lines and the acquisitions we’ve made during the past year has driven backlog to a new record as of the quarter’s end,” Erikson said. At September 30, 2005, the Company’s backlog totaled $1.86 billion, up nearly 15 percent from $1.62 billion as of the end of the second quarter. Backlog is up by almost $1 billion from the September 30, 2004 level of $867.7 million.
Free cash flow generation remains healthy
     Erikson said that Cooper Cameron’s free cash flow (net cash provided by operating activities less capital expenditures) totaled $240.0 million through the first nine months of 2005, compared with approximately $93 million for the same period of 2004. “We continue to expect that capital spending for 2005 will total about $80 million,” he said. “We also will have spent about $355 million on acquisitions during the year, all paid for with cash. Our divisions have done a remarkable job of keeping their focus on generating cash and improving their margins and profitability as the year has progressed.”
Early termination granted on Dresser acquisition
     Erikson said the Company has been advised by the Department of Justice that it has granted Cooper Cameron’s request for early termination of the waiting period related to the Company’s pending acquisition of certain businesses of the Flow Control segment of Dresser, Inc. The companies had been responding to a second request from the Department of Justice for additional information on certain product lines. The transaction is expected to close during the fourth quarter of 2005.
New credit agreement in place
     Erikson also noted that during October, the Company put in place a new Revolving Credit Agreement. The new agreement, which expires on October 12, 2010, provides Cooper Cameron with an aggregate borrowing capacity of up to $350 million of floating-rate revolving credit advances or letters of credit. This facility replaces Cooper Cameron’s previous $200 million revolving credit agreement, which had been slated to expire on December 12, 2007 and was canceled. None of the revised facility’s borrowing capacity is currently utilized.
Balance sheet remains solid; acquisition closing to be done with cash on hand
     Cooper Cameron’s total debt as of September 30, 2005 was $450.1 million, and cash and cash equivalents were $460.4 million. The Company’s net debt at December 31, 2004 was $238.7 million, and net debt-to-capitalization at that time was approximately 16.3 percent. Erikson noted that the Company expects to close the pending acquisition of the Dresser businesses during the fourth quarter, which will require approximately $224 million in cash, subject to certain adjustments. “While much of our attention has been focused on executing the integration of recent acquisitions and the upcoming closure of the Dresser transaction,” he said,

“we will continue to look at additional acquisitions and stock repurchases as avenues for redeploying the cash on our balance sheet.”
Fourth quarter earnings to be up from third quarter levels
     “We currently expect Cooper Cameron’s fourth quarter earnings to be approximately $0.87 to $0.92 per share, excluding any impact of the Dresser acquisition,” Erikson said, “and we expect full-year earnings of approximately $2.97 to $3.02 per share. This reflects the backlog we have on hand, our commitments to deliver product during the current quarter and our expectations for short-cycle business in the current environment.”
     Erikson said that it is too early to provide specific guidance for next year, and that the Company expects to provide a forecast of 2006 results shortly after the first of the year. Erikson noted that the recent strength in orders and the resulting record backlogs, combined with the impact of recent and pending acquisitions, should lay the groundwork for continued growth in earnings and cash flow into 2006. “The market environment, current level of inquiries and customers’ cash flow all point toward continued strength in our businesses,” he said.
     Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation, metering and flow measurement equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.
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Website: www.coopercameron.com
In addition to the historical data contained herein, this document includes forward-looking statements regarding future market strength, order levels, revenues and earnings of the Company (including fourth quarter and full-year earnings per share estimates), as well as expectations regarding margins, profitability, capital spending, cash flow (including cost of acquisitions) and estimated timing of the close of the Dresser acquisition, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea systems projects it has been awarded; the impact of acquisitions the Company has made; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services. Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes in cost structure, staffing or spending levels.
     Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations .

Cooper Cameron Corporation
Unaudited Consolidated Results Of Operations
($ and shares in millions except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Revenues:
Cameron	$387.3	$365.5	$1,079.1	$1,052.5
Cooper Cameron Valves	155.7	88.9	424.7	251.5
Cooper Compression	93.6	84.1	275.5	241.6

Total revenues	636.6	538.5	1,779.3	1,545.6

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization)	449.8	395.3	1,280.0	1,157.4
Selling and administrative expenses	94.6	77.1	268.8	219.1
Depreciation and amortization	18.8	20.1	57.5	60.3
Non-cash write-down of technology investment	—	3.8	—	3.8
Interest income	(3.5)	(1.1)	(8.7)	(3.3)
Interest expense	3.9	1.9	9.1	14.8

Total costs and expenses.	563.6	497.1	1,606.7	1,452.1

Income before income taxes	73.0	41.4	172.6	93.5
Income tax provision	(23.8)	(11.9)	(56.2)	(28.1)

Net income	$49.2	$29.5	$116.4	$65.4

Basic earnings per common share	$0.88	$0.56	$2.13	$1.23

Diluted earnings per common share	$0.86	$0.55	$2.10	$1.21

Average common shares outstanding	56.1	53.0	54.8	53.3

Average shares utilized in diluted calculation	57.1	53.7	55.6	53.9

EBITDA:
Cameron	$57.6	$48.2	$148.8	$121.5
Cooper Cameron Valves	31.9	15.1	81.4	38.4
Cooper Compression	10.2	11.4	29.2	29.1
Corporate and other	(7.5)	(12.4)	(28.9)	(23.7)

Total	$92.2	$62.3	$230.5	$165.3

Cooper Cameron Corporation
Consolidated Balance Sheets
($ millions, except shares and per share data)

	September 30,	December 31,
	2005	2004
	(unaudited)
Assets:
Cash and cash equivalents	$460.4	$227.0
Receivables, net	449.6	424.8
Inventories, net	534.6	454.7
Other	87.7	98.8

Total current assets	1,532.3	1,205.3

Plant and equipment, net	463.9	478.6
Goodwill, net	502.4	415.1
Other assets	262.8	257.4

Total Assets	$2,761.4	$2,356.4

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$6.7	$7.3
Accounts payable and accrued liabilities	682.1	516.9
Accrued income taxes	14.8	4.0

Total current liabilities	703.6	528.2

Long-term debt	443.4	458.4
Postretirement benefits other than pensions	40.7	42.6
Deferred income taxes	36.8	40.4
Other long-term liabilities	51.3	58.6

Total liabilities	1,275.8	1,128.2

Stockholders’ Equity:
Common stock, par value $.01 per share, 150,000,000 shares authorized, 56,657,866 shares issued and outstanding at September 30, 2005 and 54,933,658 issued at December 31, 2004	0.6	0.5
Capital in excess of par value	1,042.8	948.7
Retained earnings	388.4	272.0
Accumulated other elements of comprehensive income	53.8	95.0
Less: Treasury stock, 1,795,843 shares at December 31, 2004	—	(88.0)

Total stockholders’ equity	1,485.6	1,228.2

Total Liabilities and Stockholders’ Equity.	$2,761.4	$2,356.4

Cooper Cameron Corporation
Unaudited Consolidated Statements Of Cash Flows
($ millions)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Net income	$49.2	$29.5	$116.4	$65.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15.1	17.1	48.2	51.1
Amortization (primarily capitalized software)	3.7	3.0	9.3	9.2
Write-off of unamortized debt issuance costs associated with retired debt	—	—	—	6.8
Non-cash write-down of technology investment	—	3.8	—	3.8
Tax benefit of stock option exercises, deferred income taxes and other	11.7	7.3	25.3	5.9
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(13.6)	(8.8)	(22.0)	(37.9)
Inventories	(58.9)	15.6	(89.7)	62.3
Accounts payable and accrued liabilities	90.1	(20.6)	169.8	(26.5)
Other assets and liabilities, net	4.6	10.7	26.5	(13.4)

Net cash provided by operating activities	101.9	57.6	283.8	126.7

Cash flows from investing activities:
Capital expenditures	(17.8)	(9.9)	(43.8)	(34.1)
Acquisitions, net of cash acquired	(2.3)	(7.2)	(124.2)	(92.8)
Sales of short-term investments	—	—	—	22.0
Other	4.9	6.4	5.5	10.0

Net cash used for investing activities	(15.2)	(10.7)	(162.5)	(94.9)

Cash flows from financing activities:
Loan borrowings (repayments), net	0.2	(0.3)	(1.9)	(0.6)
Issuance of long-term senior and convertible debt	—	—	—	437.9
Redemption of convertible debt	—	—	(14.8)	(443.9)
Debt issuance costs	—	(0.1)	—	(6.5)
Purchase of treasury stock	(2.5)	(25.8)	(9.4)	(82.7)
Activity under stock option plans and other	72.1	25.3	162.5	32.2

Net cash provided by (used for) financing activities	69.8	(0.9)	136.4	(63.6)

Effect of translation on cash	(4.6)	3.2	(24.3)	(2.5)

Increase (decrease) in cash and cash equivalents	151.9	49.2	233.4	(34.3)

Cash and cash equivalents, beginning of period	308.5	208.6	227.0	292.1

Cash and cash equivalents, end of period	$460.4	$257.8	$460.4	$257.8

Cooper Cameron Corporation
Orders and Backlog
($ millions)
Orders

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Cameron	$595.5	$273.6	$1,840.7	$821.5
Cooper Cameron Valves	176.0	91.7	482.2	268.7
Cooper Compression	117.3	92.4	352.8	280.2

Total	$888.8	$457.7	$2,675.7	$1,370.4

Backlog

	September 30,	December 31,	September 30,
	2005	2004	2004
Cameron	$1,481.6	$752.9	$647.5
Cooper Cameron Valves	183.2	122.9	84.0
Cooper Compression	196.1	124.2	136.2

Total	$1,860.9	$1,000.0	$867.7

Cooper Cameron Corporation
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	EBITDA
	Three Months Ended September 30, 2005
		Cooper
		Cameron	Cooper
	Cameron	Valves	Compression	Corporate	Total
Income (loss) before income taxes	$46.8	$27.7	$6.9	$(8.4)	$73.0
Depreciation & amortization	10.8	4.2	3.3	0.5	18.8
Interest income	—	—	—	(3.5)	(3.5)
Interest expense	—	—	—	3.9	3.9

EBITDA	$57.6	$31.9	$10.2	$(7.5)	$92.2

	EBITDA
	Three Months Ended September 30, 2004
		Cooper
		Cameron	Cooper
	Cameron	Valves	Compression	Corporate	Total
Income (loss) before income taxes	$35.9	$11.9	$7.4	$(13.8)	$41.4
Depreciation & amortization	12.3	3.2	4.0	0.6	20.1
Interest income	—	—	—	(1.1)	(1.1)
Interest expense	—	—	—	1.9	1.9

EBITDA	$48.2	$15.1	$11.4	$(12.4)	$62.3

Cooper Cameron Corporation
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	EBITDA
	Nine Months Ended September 30, 2005
		Cooper
		Cameron	Cooper
	Cameron	Valves	Compression	Corporate	Total
Income (loss) before income taxes	$116.2	$70.7	$16.6	$(30.9)	$172.6
Depreciation & amortization	32.6	10.7	12.6	1.6	57.5
Interest income	—	—	—	(8.7)	(8.7)
Interest expense	—	—	—	9.1	9.1

EBITDA	$148.8	$81.4	$29.2	$(28.9)	$230.5

	EBITDA
	Nine Months Ended September 30, 2004
		Cooper
		Cameron	Cooper
	Cameron	Valves	Compression	Corporate	Total
Income (loss) before income taxes	$84.4	$29.8	$16.3	$(37.0)	$93.5
Depreciation & amortization	37.1	8.6	12.8	1.8	60.3
Interest income	—	—	—	(3.3)	(3.3)
Interest expense	—	—	—	14.8	14.8

EBITDA	$121.5	$38.4	$29.1	$(23.7)	$165.3

	Free Cash Flow
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net cash provided by operating activities	$101.9	$57.6	$283.8	$126.7
Capital expenditures	(17.8)	(9.9)	(43.8)	(34.1)

Free cash flow	$84.1	$47.7	$240.0	$92.6